Exhibit 99.1

Contact Information:

Anita M. Robinson

Chief Executive Officer

Phone:  (805) 782-5000

MISSION COMMUNITY BANCORP RECEIVES $5.1 MILLION IN NEW CAPITAL THROUGH THE U. S. TREASURY’S CAPITAL PURCHASE PROGRAM

SAN LUIS OBISPO, CA – January 14, 2009 – Mission Community Bancorp (OTCBB: MISS) the holding company of Mission Community Bank, San Luis Obispo, California, announced that on January 9, 2009, Mission Community Bancorp issued to the United States Department of the Treasury (“Treasury”) in exchange for aggregate consideration of $5,116,000, a total of 5,116 shares of Series D Fixed Rate Cumulative Perpetual Preferred Stock (the “Series D Preferred Stock”) having a liquidation preference of $1,000 per share.  The $5.1 million in new capital will be treated as Tier 1 Capital.

The Series D Preferred Stock will pay cumulative dividends at a rate of 5% per annum for the first five years and 9% per annum thereafter. The Series D Preferred Stock may not be redeemed during the first three years after issuance except from the proceeds from a “Qualified Equity Offering”. Thereafter, Mission Community Bancorp may elect to redeem the Series D Preferred Stock at the original purchase price plus accrued but unpaid dividends, if any.

 “We are very pleased to participate in the Treasury’s program to provide capital to financial institutions such as Mission Community Bank” stated Anita M. Robinson, President and Chief Executive Officer. “With this TARP money, coupled with an additional $3.85 million in capital we received in a recently concluded private placement, we are in an excellent position to support our continued growth in the commercial banking arena and to promote community development and economic vitality in the community.”

FORWARD LOOKING STATEMENTS

Certain matters discussed in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements.  These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, a decline in economic conditions and increased competition among financial service providers on Mission Community Bank’s operating results, ability to attract deposit and loan customers and the quality of Mission Community Bank’s earning assets; (2) government regulation; and (3) the other risks set forth in the Company’s Form 10-KSB for the year ended December 31, 2007 filed with the Securities and Exchange Commission.  Mission Community Bancorp does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

581 Higuera Street  •  San Luis Obispo, California 93401  •  805-782-5000  •  Fax 805-782-5034